Exhibit 99.1

American Residential Reports First Quarter 2003 Earnings; Books
One-Time Tax Benefit and Increases Guidance

    SAN DIEGO--(BUSINESS WIRE)--May 5, 2003--American Residential Investment Trust, Inc. (AMEX(R): INV), the parent company of American Mortgage Network (AmNet), a wholesale mortgage bank serving the mortgage broker channel nationwide, today reported first quarter results and updated 2003 earnings guidance. Highlights include:

    -- Consolidated first quarter net income was $12.2 million, including a one-time tax benefit of $6.7 million;

    -- First quarter earnings per diluted share increased to $1.53, including a one-time tax benefit of $0.84 per share;

    -- First quarter consolidated pretax earnings were $7.3 million, up 56% over the previous quarter;

    --  Book value per diluted share was $9.02 at March 31, 2003;

    --  Funded $2.1 billion in mortgage loans through American
        Mortgage Network;

    -- Expanded regional center network into the Mid-Atlantic and Northeast;

    --  Warehouse funding facilities increased to $960 million and

    -- Increased 2003 projected net earnings to between $2.50 and $2.75 per share on a consolidated, after tax basis.

    Consolidated Results

    American Residential reported consolidated net income of $12.2 million, or $1.53 per diluted share for the first quarter of 2003, inclusive of $6.7 million, or $0.84 per diluted share of income associated with one-time tax benefits. On April 9, the Company raised first quarter guidance and stated that its effective combined 2003 federal and state income tax rate would be approximately 25%. The Company recorded a one-time benefit to establish tax assets associated with net operating loss carry forwards generated by American Residential Investment Trust, Inc. (AMREIT) in prior periods which now are expected to be utilized to offset taxable earnings generated by AmNet in future periods.
    John M. Robbins, Jr., Chief Executive Officer, said, "In the first quarter, we officially terminated our status as a real estate investment trust. Our transformation to a mortgage bank is complete. Our achievements in the first quarter attest to the validity of the AmNet business model. We have continued to enter new geographic areas and have leveraged opportunities in established regions. While low interest rates are fueling current refinance activity, we believe in our ability to penetrate new markets and increase market share in existing regions, thus serving us well in a rising interest rate environment."
    The Company noted that its unrestricted cash and cash equivalents balance was $22.8 million at March 31, 2003, as compared to approximately $13.6 million at December 31, 2002, an increase of 68%. The unrestricted cash and cash equivalents balance totaled approximately $2.87 per diluted share at March 31, 2003. The Company's diluted book value per share was $9.02 at March 31, 2003.
    The Company reports its results in two segments - mortgage banking (AmNet) and mortgage asset portfolio investments (AMREIT).

    Mortgage Banking Business - American Mortgage Network (AmNet)

    AmNet funded $2.1 billion in home loans during the first quarter of 2003, surpassing original estimates of between $1.5 billion to $1.9 billion for the quarter. AmNet operates exclusively in the wholesale channel, underwriting and funding loans from strategically placed regional centers. AmNet sells the loans its funds on a servicing-released basis to investors who include major correspondent servicers and Wall Street dealers. AmNet is now approved to do business in 45 states either by license or exemption and has over 400 employees.

    AmNet Operating Results

    For the first quarter of 2003, AmNet reported pretax income of $6.9 million, compared to $5.1 million in the fourth quarter of 2002, representing an increase of 37%.
    Gain on the sale of loans and other fee income, net of hedging, totaled $18.0 million, or approximately 87 basis points on $2.1 billion in loan fundings. AmNet utilizes Mortgage Capital Management's advisory services for loan pipeline exposure analysis as well as daily hedging recommendations.
    Gross interest income was $5.9 million and was offset by interest expense of $2.7 million, resulting in net interest spread on loans held for sale during the first quarter of $3.2 million, or approximately 16 basis points on first quarter loan fundings.
    AmNet operating expenses, excluding interest, totaled $14.3 million during the first quarter, or approximately 69 basis points on total loan fundings. These expenses included an estimated $6.0 million in sales commissions and other variable expenses, representing approximately 42% of total operating expenses.
    Commenting on first quarter mortgage banking results, Robbins said, "Our primary goal this year is to increase market penetration while focusing on the operational efficiencies that increase productivity and enhance our relationship with mortgage brokers. We have made considerable investments in technology to support loan volume growth and speed the lending process. During the quarter, the Providence, Rhode Island regional center began funding loans. We also expanded operations into the Mid-Atlantic region by opening a center in Richmond, Virginia to serve the Washington Metroplex. In May, we will open a center in Chicago, Illinois, strategically growing in key demographic markets and continuing to build future origination volume."
    During the first quarter of 2003, AmNet's warehouse loan funding capacity grew from $710 million to $960 million through a $250 million increase in its Countrywide Warehouse Lending credit facility. AmNet also has lending partnerships with UBS Warburg Real Estate Securities Inc. and JPMorgan Chase Bank.

    Mortgage Asset Portfolio Investments (American Residential)

    The Company's total mortgage assets held for portfolio investment were $239 million at March 31, 2003, compared to $269 million at December 31, 2002. Since 1999, the dollar value of the Company's portfolio of mortgage assets has declined due to the decision to re-deploy capital into the Company's mortgage banking business. In the first quarter of 2003, the Company had income attributable to its mortgage asset portfolio investments of $356 thousand compared to a loss of $395 thousand for the fourth quarter of 2002.
    In the first quarter of 2003, net interest spread on the mortgage asset portfolio was $2.8 million, or approximately 4.7% of portfolio assets on an annualized basis. Non-cash loan premium amortization expenses totaled $1.0 million for the period.

    2003 Guidance

    The Mortgage Bankers Association of America (MBAA) has increased its estimates for 2003 and now expects 2003 overall market size to be approximately $2.6 trillion. However, interest rates are expected to rise and market size is expected to contract during the fourth quarter of 2003. The MBAA also predicts that mortgage refinances are anticipated to represent approximately 60% of overall residential loan activity in 2003, the same level as in 2002.
    The Company's earnings guidance is based on the MBAA estimates of market size. The Company plans to grow its year-over-year loan production and increase its mix of home purchase loans through strategic organic expansion of existing and new centers, the introduction of new loan products and growth in broker relationships.
    The Company's pretax income for 2003 is expected to be between $17.5 million and $20.0 million; an increase over previous pretax earnings guidance of $11.5 million to $14.9 million. Due to higher estimated pretax income and one time tax benefits, consolidated net income for 2003 is expected to be between $19.8 million and $21.8 million, or $2.50 to $2.75 per diluted share, an increase over previous guidance of $1.10 to $1.40 per diluted share. The effective combined federal and state income tax rate for the Company for the entire year of 2003 is expected to be approximately 25%.
    "After a thorough review by tax counsel, we have now concluded that we will be able to utilize operating losses generated by AMREIT in past years, as an offset to taxable earnings from AmNet," said Judith A. Berry, Chief Financial Officer. "Additionally, we will benefit from net operating loss carry forwards from AmNet which were generated in 2001 and 2002 during its start-up phase. Realization of these tax benefits will restore significant book value per share for our stockholders, and will generate substantial cash savings to the Company during 2003 and potentially beyond."
    The Company expects to fund mortgages in the range of $8.0 billion to $9.0 billion in 2003. April fundings of $1 billion represented a 73% increase over January, 2003 fundings and a 24% average month over month growth rate for the first four months of 2003.
    "With the mortgage market now predicted to be $2.6 trillion in 2003 and certain tax benefits, we are substantially increasing our 2003 guidance," Robbins stated. "During this time of high loan volume, it is essential that we maintain a balance between growth, leverage, customer service levels and profit margins. Ultimately, we want to take advantage of market opportunities today while positioning AmNet for continued success in 2004. In addition to the Chicago center opening in May, AmNet plans to expand its network during the coming months into Dallas, Houston, Phoenix and Charlotte, areas where there are robust housing markets and mortgage banking professionals with deep industry expertise."
    "By the end of 2004, our goal is to have 30 branches serving the entire United States," Robbins concluded. "This growth, which is being funded internally, will help insure that we are well positioned to increase market share when the overall mortgage market contracts and returns to a traditional purchase environment during the last quarter of 2003 and into 2004. Consequently, we expect to sustain strong funding volumes, attractive profits and double-digit returns on equity."
    Based on 2003 earnings guidance, the Company expects basic book value per share to be between $10.00 and $10.25 at December 31, 2003.
    Over time, as the overall mortgage market contracts, AmNet's net margins and earnings per share are expected to decline, primarily driven by an increase in costs per loan due to expenses associated with expansion and market share growth.

    Conference Call and Webcast

    Management will host a conference call with a simultaneous webcast today at 1:30 p.m. Pacific/4:30 p.m. Eastern to discuss first quarter operating performance and outlook. The conference call, featuring Chairman and Chief Executive Officer John M. Robbins and Executive Vice President and Chief Financial Officer Judith A. Berry, will be available live via the Internet. To listen to the webcast, log on to the Company's web site at www.amerreit.com and click on the link that appears on the home page.
    An online replay will be available at www.amerreit.com for one year. A telephone replay will be available through May 12, 2003, by dialing (800) 642-1687 or (706) 645-9291 and entering the pass code 67765. Electronic versions of news releases may be accessed via the Company's web site at www.amerreit.com. Click on the newsroom.

    About American Mortgage Network

    Headquartered in San Diego, California, American Mortgage Network is a wholly owned subsidiary of American Residential Investment Trust, Inc. AmNet originates loans for the national mortgage broker community through its network of regional centers and over the Internet. AmNet has regional centers in Ontario, California; Sacramento, California; San Diego, California; Denver, Colorado; New Haven, Connecticut; Atlanta, Georgia; Minneapolis, Minnesota; Cherry Hill, New Jersey; Portland, Oregon; Providence, Rhode Island and Richmond, Virginia as well as offices in Orange County, California; Tampa, Florida; and Bellevue, Washington. For more information, please visit www.amnetmortgage.com.

    About American Residential Investment Trust

    American Residential Investment Trust, Inc. is the parent company of American Mortgage Network. The Company recently terminated its status as a mortgage REIT. For more information, please visit www.amerreit.com.

    Certain matters discussed in this press release may constitute forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements regarding the MBAA estimates of market size, anticipated loan volumes, mix of home purchase loans, number of broker relationships, increases in market share, after tax and pretax net income and federal and state tax rates, projected amount of net operating loss carry forwards and offsetting income, projected interest rate levels, refinancing as a percentage of loan originations, future loan products and loan mix, broker relationships, projected margins and earnings per share, achievement of financial targets, including profitability, operational expansion, efficiency and productivity, American Residential continuing to be cash flow positive and anticipated book values per share. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: the level of interest rates generally, economic conditions generally, uncertainty as to the percentage of the pipeline that will result in mortgage loan fundings; fluctuation in the margins, net of hedging, of loans in the Company's pipeline; the predictability of the Company's expenses; the future correlation of volatility in forward mortgage sale instruments to the Company's loan lock commitments; interest rate volatility; the availability of financing for the funding of mortgage loans; the Company's liquidity position; and other risk factors outlined in American Residential's SEC reports.


              AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.

                                                     Three     Three
                                                     Months    Months
                                                     Ended     Ended
                                                  --------------------
                                                   3/31/2003 3/31/2002
                                                  --------------------
Income Statement
----------------

Mortgage Banking Segment:
Revenues
Gain on sales of loans                              $20,209    $1,944
                                                  --------------------
Derivative financial instruments:
  Treasury futures and options and related
   commissions and fees                                   -       648
  Forward sales of mortgage backed securities
   (MBS) and options on MBS                             (52)        -
  Market adjustment on loan commitment pipeline      (2,159)     (735)
                                                  --------------------
           Total derivative financial instruments    (2,211)      (87)
                                                  --------------------
Interest on mortgage assets                           5,902     1,461
Other income                                             17         4
                                                  --------------------
          Total revenue, net of derivative
           financial instruments                     23,917     3,322
                                                  --------------------

Expenses
Interest expense                                      2,674       695
Operating expenses                                   14,296     4,606
                                                  --------------------
          Total expenses                             16,970     5,301
                                                  --------------------

Income (loss) before income taxes - Mortgage
 Banking Segment                                     $6,947   $(1,979)

Mortgage Asset Portfolio Segment:
Revenues
Interest on mortgage assets                          $4,338    $8,560
Other income                                            198       466
                                                  --------------------
          Total revenue                               4,536     9,026
                                                  --------------------

Expenses
Interest expense                                      1,539     3,132
Premium amortization                                    994     3,101
Provision for loan losses                               919     2,103
(Gains) Loss on sale of real estate owned, net         (184)       85
Operating expenses                                      912       528
                                                  --------------------
          Total expenses                              4,180     8,949
                                                  --------------------

Income (loss) before income taxes -- Mortgage Asset
 Portfolio Segment                                     $356       $77

Consolidated Income (loss) -- Combined Segments      $7,303   $(1,902)
Provision for income taxes                            1,826         5
Income tax benefit from termination of REIT status   (6,679)       --
          Consolidated Net Income (loss)            $12,156   $(1,907)
Per Share Data
--------------
Weighted average common shares outstanding        7,862,869 7,918,805
Consolidated income (loss) per share basic            $1.55    $(0.24)
Consolidated income (loss) per share diluted          $1.53    $(0.24)


Common dividend declared for the period                  --        --

Loan Origination Data
---------------------
Total mortgage loans funded in period ($ millions)   $2,081      $370
Number of loans funded                               11,702     2,193

Balance Sheet Data
------------------
Cash and cash equivalents                           $22,786    $7,943
Restricted cash                                       1,750        26

Bond collateral mortgage loans and real estate
 owned, net of reserves                             238,777   406,856

Mortgage loans held for sale, net                   488,007   120,991

Total assets                                        767,153   547,850

Short-term debt                                     477,445   120,544

Long-term debt, net                                 206,098   369,101

Total stockholders' equity                          $71,644   $56,502
Book value per share basic                            $9.11     $7.14
Book value per share diluted                          $9.02     $7.14

Debt to equity ratio                                  9.5:1     8.7:1

($ in thousands, except per share data and as noted)

    CONTACT: American Residential Investment Trust, Inc., San Diego
             INVESTOR AND ANALYST RELATIONS:
             Judith Berry, Executive Vice President and Chief
             Financial Officer, 858/909-1230
             jberry@amnetmortgage.com
                  or
             Clay Strittmatter, Senior Vice President, Finance
             858/909-1340
             cstrittmatter@amnetmortgage.com
                  or
             FRB -- Weber Shandwick
             Rose Tucker, 310/407-6522
             rtucker@webershandwick.com
                  or
             MEDIA RELATIONS:
             Forti Communications Inc.
             Corinne Forti, President, 805/498-0113
             forticomm@aol.com